Prospectus supplement	Filed pursuant to Rule 424(b)(5)
(To the prospectus dated March 1, 2012 and prospectus supplements dated March 1, 2012, May 9, 2012, May 7, 2013 and August 5, 2013)	Registration No. 333-179831

Common stock

On March 12, 2014, we and First Industrial, L.P., a Delaware limited partnership and our operating partnership, notified each of Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Raymond James & Associates, Inc., as successor to Morgan Keegan & Company, Inc., Lazard Capital Markets LLC, UBS Securities LLC and Piper Jaffray & Co., the sales agents for our at-the-market offering of shares of our common stock, that we had terminated the distribution agreements dated March 1, 2012 with each of these sales agents with respect to the offering, effective immediately. We sold a total of 3,848,302 shares of our common stock in the offering in open market transactions on the NYSE between March 1, 2012 and March 11, 2014. The weighted average sale price for these transactions was $15.88 per share, before commissions. We received net proceeds of approximately $59,886,085 from these sales, after payment of SEC filing fees, wire fees and other fees and payment of compensation of approximately $1,222,182 to certain of our Sales Agents.

Our common stock is listed on the NYSE under the symbol “FR.” The last reported sale price of our common stock as reported on the NYSE on March 11, 2014 was $18.94 per share.

Investing in our common stock involves risks that are described in the “Risk factors” section beginning on page S-3 of the prospectus supplement dated March 1, 2012 and beginning on page 7 of our Annual Report on Form 10-K for the year ended December 31, 2013.

This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated March 1, 2012 and prospectus supplements dated March 1, 2012, May 9, 2012, May 7, 2013 and August 5, 2013.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 12, 2014